Exhibit 99.2

NEW MEMBERS NOMINATED FOR BOARD OF DIRECTORS

AUSTIN, MINN.  (Sept. 19, 2006) – Hormel Foods Corporation (NYSE:HRL) today announced the addition of three new members to the Board of Directors of the Austin, Minn.-based multinational consumer foods company. Elsa A. Murano, Ph.D., Robert C. Nakasone and Hugh C. Smith, M.D., were elected at the Board of Directors meeting Sept. 18.  Murano, Nakasone and Smith were nominated to fill the seats created by the retirements of long-time Board members Dr. Robert R. Waller and Dr. John W. Allen and the concurrent vote to increase the Board from 13 to 14 members.

“The Board is very pleased to welcome its three newest directors,” said Joel W. Johnson, chairman of the board. “The caliber of professionalism and experience in these directors will serve to further elevate Hormel Foods.”

Dr. Murano, 47, is Vice Chancellor of Agriculture, Dean of the College of Agriculture and Life Sciences, and Director of the Texas Agricultural Experiment Station, Texas A&M University. She spent three years as Undersecretary of Food Safety in the U.S. Department of Agriculture under President George W. Bush where she developed food safety policy for the USDA and oversaw its implementation. She has served on the faculties of both Texas A&M and Iowa State Universities.

Dr. Murano is a noted expert on food safety, has been widely published and is the recipient of numerous industry recognitions.

Mr. Nakasone, 58, is principal in NAK Enterprises, LLC, an equity capital, consulting and advisory firm. His past experience includes the position of President and CEO of Toys “R” Us, Inc., and Group Vice President of Jewel Companies, Inc.

Mr. Nakasone is a presidential honoree, receiving this award for his excellence in business.

Dr. Smith, 66, comes to the Board with a long list of honors, professional experience and leadership positions. He is currently a professor of medicine at the Mayo Clinic College of Medicine and a consultant in the cardiovascular division at Mayo Clinic. Prior to that, he held the title of the Chief Executive Officer of Mayo Clinic—Rochester, and was a member of the Board of Trustees of Mayo Clinic.

A native of Manitoba, Canada, Dr. Smith’s professional recognitions involve his work in cardiovascular disease and acute care.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In each of the past six years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.